SECOND AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of September 4, 2001

MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation ("MEMC"), and MEMC PASADENA, INC., a Delaware corporation ("MEMC Pasadena"), as borrowers (each, a "Borrower" and collectively, the "Borrowers"), and E.ON AG, a company formed under the laws of the Federal Republic of Germany ("E.ON"), as the initial lender (the "Initial Lender") and as agent (together with any successor appointed pursuant to Article VIII, the "Agent") for the Lenders (as hereinafter defined), hereby agree as follows:

Preliminary Statement

WHEREAS, MEMC and E.ON AG are parties to an Amended and Restated Revolving Credit Agreement dated as of July 26, 2001 (the "Existing Amended and Restated Credit Agreement") pursuant to which E.ON AG agreed to extend up to US$50,000,000 of credit to MEMC in the form of revolving loans;

WHEREAS, MEMC and E.ON AG wish to amend and restate the Existing Amended and Restated Credit Agreement to, among other things, provide for additional collateral to secure the Borrowers' obligations, as set forth herein; and

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Amendment. Subject to Section 9.06, the Existing Amended and Restated Credit Agreement (including all Schedules and Exhibits thereto) is amended and restated in its entirety as set forth in this Agreement.

SECTION 1.02. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Advance" has the meaning specified in Section 2.01.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 50% or more of the voting stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by contract or otherwise.

"Agent" has the meaning specified in the recitals to this Agreement.

"Agent's Account" means the Dollar account of the Agent maintained with such bank as the Agent shall specify in writing to the Borrowers and the Lenders from time to time.

"Agreement" means this Second Amended and Restated Revolving Credit Agreement, as amended, modified or supplemented from time to time.

"Approved Capital Expenditures" means the aggregate amount for MEMC and its Subsidiaries of (a) all purchases or acquisitions by the MEMC and its Subsidiaries of items considered to be capital items under GAAP, which in any event shall include all expenditures capitalized in accordance with GAAP relating to property, plant, equipment or software on the consolidated balance sheet of MEMC and its Subsidiaries, and which shall exclude any such purchases or acquisitions by a Subsidiary that were purchased or acquired with Restricted Proceeds and/or with Restricted Net Free Cash Flow, plus (b) any capital contributions or equity investments by MEMC or its Subsidiaries in MEMC's unconsolidated joint ventures; provided, that such expenditures, acquisitions, contributions or investments were contained in the annual budget approved of in advance by the board of directors of MEMC or were subsequently approved by the board of directors of MEMC. For purposes of determining Approved Capital Expenditures for a Subsidiary in a particular year, all Approved Capital Expenditures in such year shall be considered to have been purchased or acquired by such Subsidiary with Restricted Proceeds and/or with Restricted Net Free Cash Flow to the extent that the Consolidated Net Free Cash Flow as determined for such Subsidiary on a stand-alone basis (i.e., for that Subsidiary and its consolidated Subsidiaries only) for that particular year is equal to or less than the amount of the Approved Capital Expenditures by such Subsidiary during such year.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee and accepted by the Agent, in substantially the form of Exhibit C hereto.

"Availability Reserves" means, as of any date of determination, such amounts as the Lenders may from time to time establish and revise in good faith reducing the amount of Advances that would otherwise be available to the Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks that, as determined by Lender in good faith, do or have a reasonable likelihood of adversely affecting either (i) the Collateral or its value, (ii) the assets or financial condition of the Borrower, or (iii) the security interests and other rights of the Lenders in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect the Lenders' good faith belief that any collateral report or financial information furnished by or on behalf of the Borrower to the Lenders is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts which the Lenders determine in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default. The amount of any Availability Reserves established by Lender shall have a reasonable relationship to the matter, event or transaction which is the basis for such reserve, as determined by the Lenders in good faith. Availability Reserves shall not be effective until communicated to the Borrower.

"Bank" means any Lender other than the Initial Lender or any Affiliate of the Initial Lender.

"Borrower" and "Borrowers" has the meaning specified in the recitals to this Agreement.

"Borrowing" means the borrowing consisting of the Advances made by the Lenders.

"Borrowing Notice" has the meaning specified in Section 2.02(a).

"Borrowing Projected Cash Flow Statement" has the meaning specified in Section 5.01(g)(ix).

"Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable business day relates to any Advances, on which dealings are carried on in the London interbank market.

"Collateral" means, collectively (i) the Pledge Agreement Collateral and (ii) the Security Agreement Collateral.

"Commitment" has the meaning specified in Section 2.01.

"Confidential Information" means information that any Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than such Borrower, an Affiliate of such Borrower or an Affiliate of the Initial Lender.

"Consolidated" refers to the consolidation of accounts in accordance with GAAP.

"Consolidated Net Free Cash Flow" means, for any fiscal year, the following amount:

(a) the sum of:

(i) Consolidated Net Income for such period, plus

(ii) Consolidated Working Capital Adjustment, plus

(iii) Consolidated depreciation and amortization expense during such period,

plus

(iv) the amount of cash dividends and distributions paid to MEMC by MEMC's unconsolidated joint ventures during such period, plus

(v) the excess, if any, of (i) the amount of expense for contributions to be made to the MEMC Pension Plan and MEMC's other retirement plans included in Consolidated Net Income, over (ii) the amount of cash contributions made to the MEMC Pension Plan and MEMC's other retirement plans, plus

(vi) any non-cash losses during such period not included in the foregoing items (ii) through (v),

minus

(b) the sum of:

(i) the amount of Approved Capital Expenditures during such period, plus

(ii) the aggregate amount of scheduled or required permanent principal payments of Debt for borrowed money of MEMC and its Subsidiaries during such period, plus

(iii) the aggregate amount of any voluntary permanent repayments of principal by MEMC on E.ON Loans (which repayments, in the case of any E.ON Loan that is a revolving loan, are accompanied by a concurrent permanent reduction of the revolving loan commitment) during such period, plus

(iv) the excess, if any, of (i) the amount of cash contributions made to the MEMC Pension Plan and MEMC's other retirement plans, but only to the extent such contributions are required pursuant to such plans or to meet minimum funding standards or to avoid participant notice requirements of ERISA, over (ii) the amount of expense for contributions to be made to the MEMC Pension Plan and MEMC's other retirement plans included in Consolidated Net Income, plus

(v) any non-cash income during such period not included in items (i) through (iv).

Notwithstanding the foregoing, Consolidated Net Free Cash Flow shall exclude any Restricted Net Free Cash Flow.

"Consolidated Net Income" means, for any period, the Consolidated net income (or loss) of MEMC and its Subsidiaries for such period (on a Consolidated basis in conformity with GAAP).

"Consolidated Working Capital" means, as at any date of determination, the excess (or deficit) of (a) the total assets of MEMC and its Subsidiaries on a Consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding the current portion of deferred tax assets and cash and cash equivalents over (b) the total liabilities of MEMC and its Subsidiaries on a Consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Debt.

"Consolidated Working Capital Adjustment" means, for any period on a Consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

"Debt" means (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties (other than guaranties of Debt of the Borrowers' Affiliates which Debt is otherwise included in Debt) in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (a) through (d) of this definition.

"Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

"Dollars" and the sign "$" each means lawful money of the United States of America.

"Effective Date" has the meaning specified in Section 3.01.

"Eligible Assignee" means any Person approved by all of the Lenders; provided, however, that neither the Borrowers nor any Subsidiary of any Borrower shall qualify as an Eligible Assignee.

"Eligible Inventory" means all Inventory, except that Eligible Inventory shall not include (a) packaging and shipping materials; (b) supplies used or consumed in the Borrowers' business; (c) Inventory subject to a security interest or Lien in favor of any person other than the Agent except those permitted in this Agreement; (d) bill and hold goods; (e) unserviceable, obsolete or slow moving Inventory; (f) Inventory which is not subject to the first priority, valid and perfected security interest of Agent; (g) damaged and/or defective Inventory; (h) returned Inventory that is not held for resale; (i) Inventory to be returned to vendors; (j) Inventory held after the applicable expiration date thereof; (k) samples; (l) Inventory purchased on consignment title to which has not passed to the Borrower; and (m) Inventory sold on consignment title to which has passed to the customer. General criteria for Eligible Inventory may be established and revised from time to time by the Agent in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

"Eligible Receivables" means all Receivables of either of the Borrowers which are and continue to be reasonably acceptable to the Agent based on the criteria set forth below. In general, such Receivables shall be Eligible Receivables if:

      such Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by any Borrower to any person (other than an Affiliate of the Borrower) in the ordinary course of the business of such Borrower which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

      such Receivables are not unpaid more than ninety (90) days after the date of the original invoice for them;

      such Receivables comply with the applicable terms and conditions contained in Section 6.02 of this Agreement and Article III of the Security Agreement;

      such Receivables do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

      such Receivables do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if the Agent shall have received, on behalf of the Lenders, an agreement in writing from the account debtor, in form and substance satisfactory to the Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

      the account debtor with respect to such Receivables has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Receivables other than sales by either of the Borrowers to such account debtor giving rise to Receivables (but the portion of the Receivables of such account debtors in excess of the amount at any time and from time to time owed by any Borrower or its Affiliates to such account debtor or claimed owed by such account debtor may be deemed Eligible Receivables);

      there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Receivables or reduce the amount payable or delay payment thereunder;

      such Receivables are subject to the first priority, valid and perfected security interest of the Agent, for the benefit of the Secured Creditors, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any Liens except those permitted in this Agreement and the Security Agreement;

      the account debtors with respect to such Receivables are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof;

      there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Receivables which might result in any material adverse change in any such account debtor's financial condition;

      such Receivables are not owed by an account debtor who has Receivables unpaid more than sixty (60) days after the due date of the original invoice for them which constitute more than fifty (50%) percent of the total Receivables of such account debtor;

      such Receivables are owed by account debtors deemed creditworthy at all times by the Agent, as determined by the Agent.

General criteria for Eligible Receivables may be established and revised from time to time by the Agent and the Lenders in good faith. Any Receivables which are not Eligible Receivables shall nevertheless be part of the Collateral.

"E.ON Loans" means any and all existing and future Debt of any Borrower to E.ON and its Affiliates, including without limitation the term loans and revolving loans outstanding between either of the Borrowers and E.ON and its Affiliates on the date hereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Bank as such Bank may from time to time specify to the Borrowers and the Agent.

"Eurodollar Rate Reserve Percentage" for any Interest Period for all Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Advances is determined) having a term equal to such Interest Period.

"Events of Default" has the meaning specified in Section 7.01.

"Existing Amended and Restated Credit Agreement" has the meaning specified in the recitals to this Agreement.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.

"GAAP" has the meaning specified in Section 1.03.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any federal, state, local or foreign court or governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body.

"Indemnified Party" has the meaning specified in Section 9.04(b).

"Initial Lender" has the meaning specified in the recitals to this Agreement.

"Interest Period" means, for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by a Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one week or one, two or three months, as the Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Termination Date;

(ii) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

"Interest Rate" for any Interest Period means a rate per annum at all times equal to the sum of (i) the British Bankers' Association (BBA) LIBOR rate (as shown on the Reuters page FRBD or comparable pages) for such Interest Period for such Advance, divided by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period, plus (ii) eight (8%) percent.

"Inventory" means all merchandise, inventory, goods and goods on consignment and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production -- from raw materials through work-in-process to finished goods -- and all products and proceeds of whatever sort and wherever located and any portion thereof which may be returned, rejected, reclaimed or repossessed by the Agent from any Borrower's customers, and shall specifically include all "inventory" as such term is defined in the Uniform Commercial Code as in effect on the date hereof in the State of New York, now or hereafter owned by any Borrower.

"Lender" means the Initial Lender and each Person that shall become a party hereto pursuant to Section 9.07.

"Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effects as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

"Loan Documents" means this Agreement, the Note, the Security Agreement and the Pledge Agreement.

"Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of either of MEMC or MEMC and its Subsidiaries taken as a whole.

"Monthly Projected Cash Flow Statement" has the meaning specified in Section 5.01(g)(vii).

"Net Proceeds" means, with respect to any issuance of debt securities (including debt securities convertible into equity) or any incurrence of Debt (other than non-interest bearing Debt not for borrowed money e.g., customer deposits), other than Debt from E.ON or its Affiliates and other than Debt to the extent incurred to refinance, in whole or in part, Debt for borrowed money outstanding as of December 31, 2000), an amount equal to the cash proceeds received in respect thereof (including cash proceeds received as income or other proceeds of any noncash proceeds), less any direct expenses reasonably incurred by MEMC and its Subsidiaries in connection therewith and excluding any Restricted Proceeds.

"Note" means a promissory note of the Borrowers payable to the order of any Lender, substantially in the form of Exhibit A hereto, evidencing the Debt of the Borrowers to such Lender resulting from the Advance made by such Lender.

"Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes and all liabilities and obligations of the Borrowers now or hereafter arising under this Agreement and all of the other Loan Documents, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

"Other Taxes" has the meaning specified in Section 2.12(b).

"Permitted Liens" means the Liens described in clauses (iii), (iv), (v) and (viii) of Section 5.02(a).

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

"Pledge Agreement" means the Pledge Agreement of even date between MEMC, as pledgor and E.ON AG, as pledgee, as amended, modified or supplemented from time to time.

"Pledge Agreement Collateral" means the "Collateral" as defined in Section 2 of the Pledge Agreement.

"Receivables" has the meaning specified in the Security Agreement.

"Register" has the meaning specified in Section 9.07(c).

"Required Lenders" means, at any time, Lenders owed at least 51% of the then aggregate unpaid principal amount of Advances owing to Lenders or, if no such principal amount is then outstanding, Lenders having at least 51% of the Commitments.

"Restricted Net Free Cash Flow" means Consolidated Net Free Cash Flow as determined for a Subsidiary of MEMC on a stand-alone basis (i.e., for that Subsidiary and its consolidated Subsidiaries only), to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such net free cash flow is not at that time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

"Restricted Proceeds" means cash proceeds received by a Subsidiary of MEMC from any issuance of debt securities or any incurrence of Debt, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such proceeds is not at that time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

"S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

"Secured Creditors" has the meaning specified in the recitals of the Security Agreement and the Pledge Agreement.

"Security Agreement" means the Security Agreement, dated as of July 26, 2001, among the Borrowers and the Agent, as amended, modified or supplemented from time to time.

"Security Agreement Collateral" means the "Collateral" as defined in Section 1.1(a) of the Security Agreement.

"Stock" has the meaning specified in Section 2 of the Pledge Agreement.

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries; provided, however, that the term "Subsidiary" shall not include any joint venture of either of the Borrowers with respect to any action or decision of the board of directors of such joint venture if, by written agreement, such action or decision requires a vote in excess of the number of members of such board of directors elected or controlled by either of the Borrowers.

"Taxes" has the meaning specified in Section 2.12(a).

"Termination Date" means the earlier of (a) April 1, 2002 and (b) the termination in whole of the Commitments pursuant to Section 2.04 or Section 7.01.

"United States" and "U.S." each means the United States of America.

The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

SECTION 1.03. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

SECTION 1.04. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) ("GAAP").

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. (a) On the date hereof each "Advance" made under the Existing Amended and Restated Credit Agreement shall constitute an Advance hereunder and each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, an "Advance") to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount not to exceed the amount set forth opposite such Lender's name on the signature pages hereof or, if such Lender has entered into any Assignment and Acceptance, set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.04 (such Lender's "Commitment"); provided that the aggregate amount of each Advance shall not exceed an amount equal to the lesser of (i) when added to all outstanding Advances, the sum of (A) $30,000,000, (B) eighty-five (85%) percent of the net amount of Eligible Receivables and (C) forty (40%) percent of Eligible Inventory, less, in each case, any Availability Reserves (each of which is measured as of the end of the fourth Business Day immediately preceeding such Advance), and (ii) when added to the outstanding Advances made during the calendar month during which such Advance is made, will not exceed 110% of the aggregate projected cash requirements of MEMC for such month as set forth on the applicable Monthly Projected Cash Flow Statement. Each Borrowing shall be in an aggregate amount of $2,000,000 or an integral multiple of $500,000 in excess thereof and shall be made simultaneously by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrowers may borrow or reborrow under this Section 2.01.

(b) The Agent may, in its discretion, from time to time, upon not less than five (5) days prior notice to the Borrowers, reduce the lending formula with respect to Eligible Receivables to the extent that the Agent determines in good faith that: (i) the dilution with respect to the Receivables for any period (based on the ratio of (A) the aggregate amount of reductions in Receivables (other than as a result of payments in cash) to (B) the aggregate amount of total sales) has increased in any respect or may be anticipated to increase in any respect above historical levels, or (ii) the general creditworthiness of account debtors has declined. In determining whether to reduce the lending formula(s), the Agent may consider events and conditions which are also considered in determining Eligible Receivables. Any reduction in any of the lending formulas pursuant to this Section 2.01(b) shall have a reasonable relationship to the event or circumstance which is the basis for such reduction as determined by the Agent in good faith.

(c) All Advances otherwise available to the Borrower shall be subject to the Lender's continuing right to establish and revise Availability Reserves.

(d) The aggregate amount of the Advances outstanding at any time shall not exceed $50,000,000.

SECTION 2.02. Making the Advances.   Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing by one of the Borrowers to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each notice of a Borrowing (a "Borrowing Notice") shall be by telephone, confirmed immediately in writing, or telecopier or telex, in substantially the form of Exhibit B hereto, setting forth therein, the following: (i) the date of such Borrowing, (ii) the amount of such Borrowing, and (iii) the initial Interest Period for such Advances, provided that, notwithstanding the foregoing, the first Advance may be made on one Business Day's notice.

(b) Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Eurodollar Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrowers by depositing the proceeds of the Advances in such Dollar account of the Borrowers (or of such Person as the Borrowers shall specify to the Lender in the Borrowing Notice or by other written notice to the Lender given simultaneously with or prior to such Borrowing Notice) maintained with such bank as the Borrowers shall specify to the Agent in such Borrowing Notice.

The parties hereto understand and agree that the Initial Lender may, in its sole discretion (but shall have no obligation to), designate a financial institution or another Person to perform the Initial Lender's obligations hereunder in accordance with the terms hereof. The Borrowers agree that performance of any such obligation by any such designee of the Initial Lender shall be deemed to constitute performance by the Initial Lender for all purposes of this Agreement and the Note and shall discharge the Initial Lender from such obligation to the extent of such performance.

(c) Anything in Section 2.02 to the contrary notwithstanding, neither of the Borrowers may request a Borrowing if the obligation of the Lenders to make Advances shall be suspended pursuant to Section 2.10.

(d) Any Borrowing Notice delivered by either of the Borrowers to the Agent shall be irrevocable and binding on both Borrowers. Each Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Borrowing Notice for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) The Agent shall only make available to the Borrowers on the date of any Borrowing the ratable portion of such Borrowing of each Lender that such Lender has made available to the Agent on or prior to the date of such Borrowing.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Commitment Fee. The Borrowers agree, jointly and severally, to pay to the Agent for the account of each Lender a commitment fee on the unused portion of such Lender's Commitment from the Effective Date in the case of the Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to 1/4 of 1%, payable in arrears quarterly on the last day of each March, June, September and December, commencing September 28, 2001, and on the Termination Date.

SECTION 2.04. Optional Termination or Reduction of the Commitments. The Borrowers shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $2,000,000 or an integral multiple of $500,000 in excess thereof.

SECTION 2.05. Repayment. The Borrowers shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Advances then outstanding.

SECTION 2.06. Interest. (a) Interest on the Advances. The Borrowers shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall have been paid in full at an interest rate per annum equal to the Interest Rate, payable in arrears on the last day of such Interest Period and on the date such Advance shall be paid in full.

(b) Interest on Overdue Amounts. In the event that any principal amount of any Advance or any interest, fees, costs, expenses or other amounts payable hereunder are not paid when due, the Borrowers shall pay interest on such unpaid amount from the date such amount is due until the date such amount is paid in full, payable on demand, at an interest rate per annum equal to the interest rate referred to in subsection (a) of this Section 2.06 then in effect plus 2%.

SECTION 2.07. Reserved.

SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.06(a).

(b) If any Borrower shall fail to select the duration of any Interest Period for any Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, convert into an Advance bearing interest at the Interest Rate applicable to Advances of the same aggregate amount having an Interest Period of three months.

(c) On the date on which the aggregate unpaid principal amount of Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically convert into an Advance bearing interest at the Interest Rate applicable to Advances of the same aggregate amount having an Interest Period of three months.

SECTION 2.09. Increased Costs, Etc. If due to either (a) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining an Advance, then the Borrowers shall from time to time, upon demand by such Bank (with a copy of such demand to the Agent), pay to the Agent for the account of such Bank additional amounts sufficient (as applicable) to compensate such Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrowers by such Bank, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any Bank shall notify the Borrowers that any law or regulation, or the introduction of or any change in or in the interpretation of any law or regulation, makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Bank to perform its obligations hereunder to make an Advance or to fund or maintain an Advance hereunder, (a) the obligation of such Bank to make, fund and maintain any Advance shall be suspended until such Bank shall notify the Borrowers that the circumstances causing such suspension no longer exist, (b) such Bank shall promptly notify the Borrowers of such circumstances and such suspension, and (c) unless the Borrowers and such Bank shall have otherwise agreed within ten Business Days of such notice, the Borrowers shall forthwith on such tenth Business Day prepay in full the Advances then outstanding together with interest accrued thereon.

SECTION 2.11. Payments and Computations. The Borrowers shall make each payment hereunder and under the Notes not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Agent at the Agent's Account, in each case in immediately available funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.09, 2.12 or 9.04(c)) to the Lenders for the account of their respective Eurodollar Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Eurodollar Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest and of fees shall be made in good faith by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.

(c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

SECTION 2.12. Taxes. Any and all payments by the Borrowers hereunder or under the Notes shall be made in accordance with Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, net income taxes that are imposed by the United States and net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender or the Agent by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, net income taxes (or franchise taxes imposed in lieu thereof) that are imposed on such Lender by the state or foreign jurisdiction of such Lender's Eurodollar Lending Office or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If either Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12), such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property or other taxes, charges or levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

(c) The Borrowers shall indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes and for the full amount of Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12 imposed on or paid by such Lender or the Agent (as the case may be) or any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 9.02, the original receipt of payment or a certified copy of such receipt. If no Taxes are payable in respect of any payment hereunder or under the Notes, the Borrowers shall furnish to the Agent, at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Lenders, in either case stating that such payment is exempt from or not subject to Taxes.

(e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on the Effective Date in the case of the Initial Lender and on the date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrowers or the Agent (but only so long as such Lender remains lawfully able to do so), provide each of the Borrowers and the Agent with Internal Revenue Service form W-8BEN or any successor or other form prescribed by the internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments of interest pursuant to this Agreement or the Notes. If the form provided by such Lender at the time such Lender becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form described in Section 2.12(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of Section 2.12(e) above), such Lender shall not be entitled to indemnification under Section 2.12(a) with respect to Taxes imposed by the United States; provided, however, that should such Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advance owing to it (other than pursuant to Section 2.09, 2.12 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (a) the amount of such Lender's required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.14. Use of Proceeds. The proceeds of the Advances shall be used for general corporate purposes of the Borrowers and their Subsidiaries.

ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01. Section 2.01 of this Agreement will become effective on and as of the first date (the "Effective Date") on which the following conditions precedent are satisfied:

(a) There shall have occurred no Material Adverse Change since June 30, 2001, except as otherwise reflected in any written materials provided to the Agent.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting any Borrower or any of its Subsidiaries pending or threatened in writing before any court, governmental agency or arbitrator that (i) may materially adversely affect the financial condition or operations of such Borrower or any of its Subsidiaries or (ii) purports to affect the legality, validity or enforceability of any of the Loan Documents or the consummation of the transactions contemplated hereby.

(c) On the Effective Date, the following statements shall be true and the Agent shall have received a certificate signed by a duly authorized officer of each of the Borrowers, dated the Effective Date, stating that:

(i) the representations and warranties contained in Section 4.01 are correct on and as of the Effective Date,

(ii) no event has occurred and is continuing that constitutes a Default; and

(iii) the pledge has been registered in the Shareholders' Book of MEMC Electronic Materials, S.p.A. and attached is a true and correct copy of the registration of the pledge.

(d) The Agent shall have received on or before the Effective Date the following, each dated such date, in form and substance satisfactory to the Lenders (except for the Notes):

(i) executed counterparts of this Agreement, the Security Agreement and the Pledge Agreement duly executed and delivered by each of the Borrowers;

(ii) the Notes to the order of the Lenders;

(iii) certified copies of the resolutions of the board of directors of each of the Borrowers approving the Loan Documents, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents;

(iv) a certificate of the Secretary or an Assistant Secretary of each of the Borrowers certifying the names and true signatures of the officers of each Borrower authorized to sign the Loan Documents and the other documents to be delivered hereunder;

(v) proper financing statements (Form UCC-1 or the equivalent) fully executed for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary, or in the reasonable opinion of the Agent, desirable to perfect the security interests purported to be created by the Security Agreement;

(vi) share certificates of the Stock, endorsed by MEMC and a copy of the registration of such pledge in the Shareholders' Book of MEMC Electronic Materials, S.p.A. of the Stock;

(vii) an opinion of (A) U.S. counsel to the Borrowers and (B) Italian counsel to MEMC, each in form and substance satisfactory to the Agent.

SECTION 3.02. Conditions Precedent to each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Borrowing Notice and the acceptance by the Borrowers of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing such statements are true):

(a) the representations and warranties contained in Section 4.01, the Security Agreement and the Pledge Agreement are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(b) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(c) after giving effect to such Borrowing, the aggregate amount of the requested Borrowing will not exceed an amount equal to the lesser of (i) when added to all outstanding Advances, the sum of (A) $30,000,000, (B) eighty-five (85%) percent of the net amount of Eligible Receivables and (C) forty (40%) percent of Eligible Inventory, less, in each case, any Availability Reserves (each of which is measured as of the end of the fourth Business Day immediately preceeding such Borrowing), and (ii) when added to the outstanding Advances made during the calendar month during which such Borrowing is made, will not exceed 110% of the aggregate projected cash requirements of MEMC for such month as set forth on the applicable Monthly Projected Cash Flow Statement;

(d) all expenditures to be paid from proceeds of the applicable Borrowing are reasonable and necessary for the conduct of the business of the Borrower; and

(e) in the reasonable judgment of the Borrower, the amount of such Borrowing is reasonably necessary for the Borrower to meet its liquidity requirements for the next ten (10) Business Days immediately following the date of such Borrowing (taking into account the liquidity needs of its Subsidiaries).

SECTION 3.03. Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrowers. Effective as of the Effective Date and, other than the last sentence of Section 4.01(e), as of the date of each Borrowing, the Borrowers represent and warrant as follows:

(a) MEMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and MEMC Pasadena, Inc. is corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by each Borrower of the Loan Documents are within each Borrowers' corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Borrower's charters or by-laws or (ii) any law or any contractual restriction binding on or affecting such Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrowers of the Loan Documents.

(d) This Agreement and the Security Agreement have been, and the Notes when delivered hereunder will have been, duly executed and delivered by the Borrowers. This Agreement and the Security Agreement are, and each of the Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrowers enforceable against each of the Borrowers in accordance with their respective terms.

(e) The Pledge Agreement has been duly executed and delivered by MEMC. The Pledge Agreement is a legal, valid and binding obligation of MEMC, enforceable against MEMC in accordance with its terms.

(f) The Consolidated balance sheets of MEMC and its Subsidiaries as of December 31, 2000 and June 30, 2001 and the related Consolidated statements of income and cash flows of MEMC and its Subsidiaries for the fiscal year and the six months then ended, copies of which have been furnished to the Lenders, fairly present the financial condition of MEMC and its Subsidiaries as at such date and the results of the operations of MEMC and its Subsidiaries for the period ended on such date, all in accordance with GAAP. Since June 30, 2001, there has been no Material Adverse Change, except as otherwise reflected in any written materials provided to the Agent.

(g) There is no pending or threatened action or proceeding affecting any Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, that (i) may materially adversely affect the financial condition or operations of such Borrower or any of its Subsidiaries or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

(h) Neither of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(i) The provisions of the Security Agreement are effective to create in favor of the Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Borrowers in the Security Agreement Collateral described therein, and the Agent, for the benefit of the Secured Creditors, has a first lien on, and security interest in, all right, title and interest of the Borrowers in all of the Security Agreement Collateral described therein, subject to no other Liens other than Permitted Liens. The filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filing and recordation, a perfected security interest in the Security Agreement Collateral.

(j) The provisions of the Pledge Agreement are effective to create in favor of the Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of MEMC in the Pledge Agreement Collateral described therein, and the Agent, for the benefit of the Secured Creditors, has a first lien on, and security interest in, all right, title and interest of the Borrowers in all of the Pledge Agreement Collateral, subject to no other Liens other than Permitted Liens.

(k) Neither of the Borrowers is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(l) All information provided by either of the Borrowers, on behalf of such Borrower or the other Borrower, to the Agent or any Lender in connection with the transactions contemplated hereby is true and correct in all material respects.

ARTICLE V
COVENANTS OF THE BORROWERS

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrowers will, unless the Lenders shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply, and cause each of their Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and environmental laws.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of their Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of their Subsidiaries to preserve and maintain, their corporate existence, rights (charter and statutory) and franchises; provided, however, that neither the Borrowers nor any of their Subsidiaries shall be required to preserve any right or franchise if the board of directors of the applicable Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

(d) Replacement Lender. Use its best efforts to enter into a financing arrangement with a third party lender to provide financing to the Borrowers to refinance the Advances.

(e) Keeping of Books. Keep, and cause each of their Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrowers and each such Subsidiary in accordance with GAAP or, in the case of any Subsidiary organized under the laws of a jurisdiction other than the United States or any state thereof, the equivalent of GAAP applicable in such jurisdiction.

(f) Maintenance of Properties, Etc. Maintain and preserve, and cause each of their Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(g) Reporting Requirements. Furnish to the Lenders:

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of MEMC, Consolidated balance sheets of MEMC and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of MEMC and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of MEMC as having been prepared in accordance with GAAP;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of MEMC, a copy of the annual report for such year for MEMC and its Subsidiaries, containing Consolidated balance sheets of MEMC and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows MEMC and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Lenders by KPMG LLP or other independent public accountants reasonably acceptable to the Lenders;

(iii) as soon as possible and in any event within ten (10) days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of MEMC setting forth details of such Default and the action that the Borrowers have taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all reports which any Borrower sends to any of its securityholders, and copies of all reports and registration statements which any Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

(v) promptly after the filing or receiving thereof, copies of all reports and notices which any Borrower or any of its Subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which any Borrower or any Subsidiary receives from the Pension Benefit Guaranty Corporation;

(vi) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting any Borrower or any of its Subsidiaries of the type described in Section 4.01(g);

(vii) within ten (10) days prior to the beginning of each month, a statement of projected cash flow (a "Monthly Projected Cash Flow Statement") setting forth in reasonable detail and on a line-item basis, separated by category, MEMC's and its U.S. Subsidiaries' projected cash flow for the immediately succeeding month; each Monthly Projected Cash Flow Statement shall be prepared by MEMC based on its good faith estimate of the amount of such projected cash flow;

(viii) on a weekly basis, a weekly report of available cash of MEMC and its U.S. Subsidiaries, including (i) the balance of all bank accounts of MEMC and its U.S. Subsidiaries and (ii) the amount available to be drawn by MEMC under the Amended and Restated Overnight Loan Agreement, dated as of December 31, 2000, between MEMC and E.ON North America, Inc.;

(ix) simultaneously with the delivery of each Borrowing Notice, a statement of projected cash flow of MEMC and its U.S. Subsidiaries (a "Borrowing Projected Cash Flow Statement") for the immediately succeeding ten (10) Business Days following the date of the proposed Borrowing relating to such Borrowing Notice; each Borrowing Projected Cash Flow Statement shall be prepared by MEMC based on its good faith estimate of the amount of such projected cash flow; and

(x) such other information respecting any Borrower or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

(h) Ownership of MEMC Pasadena, Inc. Ensure that at all times MEMC Pasadena will be a wholly-owned subsidiary of MEMC.

(i) Ownership of MEMC Electronic Materials, S.p.A. Ensure that at all times MEMC Electronic Materials, S.p.A. will be a wholly-owned subsidiary of MEMC.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, neither Borrower will, unless the Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person, other than:

(i) purchase money Liens or purchase money security interests upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(ii) Liens or security interests existing on such property at the time of its acquisition (other than any such Lien or security interest created in contemplation of such acquisition);

(iii) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof;

(iv) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days;

(v) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations;

(vi) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes;

(vii) Liens incurred or deposits made in the ordinary course of business to secure the performance of letters of credit, bids, tenders, sales contracts, leases, surety, appeal and performance bonds and other similar obligations not incurred in connection with the borrowing of money; and

(viii) Liens permitted by the Security Agreement and the Pledge Agreement;

provided that the aggregate principal amount of the Debt, other indebtedness, taxes, assessments, governmental charges or levies and other obligations secured by the Liens or security interests referred to in clauses (i) through (vii) of this Section 5.02(a) shall not exceed $45,000,000 in the aggregate at any time outstanding.

(b) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as allowed by generally accepted accounting principles.

(c) Mergers and Sales of Assets.

(i) Merge or consolidate with any other Person unless (and so long as no Event of Default shall have occurred and be continuing) either (i) such Borrower is the surviving company, or (ii) the Person with whom such Borrower is merged or consolidated is a Person formed under the laws of the United States or any state or subdivision thereof, if such surviving Person assumes obligations of the Borrower under the Loan Documents as evidenced by a written instrument in form and substance satisfactory to the Agent; provided that in the case of MEMC Pasadena, the surviving company shall be a wholly-owned subsidiary of MEMC.

(ii) Sell, lease, transfer or otherwise dispose of any of its assets, except (A) sales and dispositions in the ordinary course of its business (including the disposition or repossessed assets), (B) dispositions of obsolete, worn out or surplus property disposed of in the ordinary course of business, including sales of assets of closed production facilities, (C) sales, leases, transfers or other dispositions of assets by a wholly-owned Subsidiary of any Borrower to any other wholly-owned Subsidiary of any Borrower; provided, that this clause (C) shall not permit a sale, lease, transfer or disposition of assets by MEMC Pasadena to any of its Subsidiaries or to any Subsidiary of MEMC (other than the sales or dispositions in the ordinary course of business); (D) sales, leases, transfers or other dispositions of assets by any wholly-owned Subsidiary of a Borrower to a Borrower, and (E) sales, transfers or disposition of assets by Borrowers or any Subsidiary of any Borrower, provided, that any such sales, transfers or dispositions covered under this clause (E) shall, for the term of this Agreement, include assets with an aggregate fair market value of not more than $10,000,000.

(d) Prepayment of Indebtedness. Make any prepayment (whether voluntary or involuntarily) or repurchase of any indebtedness for borrowed money (other than the Advances or any other loan by E.ON or its Subsidiaries to any Borrower or any of its Subsidiaries), or make any repayment of any such indebtedness, in each case prior to the scheduled payment date therefor.

(e) Capital Expenditures. Incur, nor permit its Subsidiaries to incur, on a quarterly basis, commitments for expenditures for fixed and other non-current assets, or for replacements, substitutions or additions thereto (other than repairs thereto) in excess of an aggregate amount equivalent to $15,000,000.

SECTION 5.03. Mandatory Repayment of E.ON Loans. In addition to any other mandatory repayments or commitment reductions pursuant to this Agreement, within 90 days after the end of each fiscal year commencing with the fiscal year ending December 31, 2001, MEMC shall pay E.ON an amount equal to 50% of the Consolidated Net Free Cash Flow for such year as a mandatory repayment of principal of outstanding E.ON Loans in accordance with the requirements of Section 5.03(d). Within 80 days after the end of each fiscal year, MEMC shall deliver to E.ON a certificate setting forth its calculation of the Consolidated Net Free Cash Flow for the prior year and the components thereof, together with documents supporting such calculation.

(b) In addition to any other mandatory repayments or commitment reductions pursuant to this Agreement, on each date on or after the Effective Date upon which MEMC or its Subsidiaries receives any Net Proceeds, MEMC shall pay to E.ON an amount equal to 75% of the Net Proceeds as a mandatory repayment of principal of outstanding E.ON Loans in accordance with the requirements of Section 5.03(d). At the time of each payment under the preceding sentence, MEMC shall deliver to E.ON a certificate setting forth a calculation of the Net Proceeds received by MEMC and its Subsidiaries in such financing, together with documents supporting such calculation. Within 30 days after the end of each fiscal year, MEMC shall deliver to E.ON a certificate certifying that MEMC and its Subsidiaries have not received any Net Proceeds during the prior fiscal year that would have been subject to this Section 5.03(b) other than those for which MEMC made all payments required by this Section 5.03(b).

(c) To the extent that any Subsidiary has Restricted Proceeds and/or Restricted Net Free Cash Flow in a fiscal year, MEMC shall use reasonable commercial efforts to obtain as soon as practicable such Restricted Proceeds and/or Restricted Net Free Cash Flow from such Subsidiary by way of loans, dividends or similar distributions (taking into account tax consequences and such Subsidiary's reasonable capital requirements) in subsequent fiscal years and, in the case of Restricted Proceeds, in the same fiscal year. Any such Restricted Proceeds and/or Restricted Net Free Cash Flow received by MEMC in subsequent fiscal years by way of loans, dividends, reductions or repurchases of equity, share redemptions or similar distributions shall be considered Net Proceeds or Consolidated Net Free Cash Flow, as the case may be, in such subsequent fiscal years, and within forty-five (45) days following the end of the calendar quarter in which such funds have been received by MEMC, MEMC shall pay to E.ON as a mandatory repayment of principal of outstanding E.ON Loans an amount equal to 50% of the Restricted Net Free Cash Flow so received by MEMC and 75% of the Restricted Proceeds so received by MEMC. For purposes of this Section 5.03(c), the amount of Restricted Net Free Cash Flow generated in a particular fiscal year shall be limited to the lesser of (i) the Restricted Net Free Cash Flow for such fiscal year and (ii) the sum of the Consolidated Net Free Cash Flow and the Restricted Net Free Cash Flow for such fiscal year. By way of illustration, if the Consolidated Net Free Cash Flow for a particular fiscal year is negative $10 million and the Restricted Net Free Cash Flow for such fiscal year is positive $30 million, then for purposes of this Section 5.03(c) the Restricted Net Free Cash Flow considered to be generated in such fiscal year shall be $20 million.

(d) Each amount required to be applied to repay E.ON Loans pursuant to Sections 5.03(a), (b) or (c) shall be applied (i) first, to repay the remaining scheduled principal payments of the then outstanding E.ON Loans that are term loans, and (ii) second, if all outstanding E.ON Loans that are term loans have been fully repaid, to repay the principal amount of any then outstanding E.ON Loans that are revolving loans (and permanently reduce the revolving loan commitment under such loan); provided, that in each case, MEMC shall propose to E.ON, and MEMC and E.ON shall seek to agree on, which term loan or revolving loan shall be repaid and which advance or advances thereunder; provided, further, that if MEMC and E.ON cannot agree on which term loan or revolving loan and which advances shall be repaid, E.ON may make such determination in its sole discretion; provided, further, that MEMC shall not be required to repay any loan prior to its Initial Termination Date (as defined in the credit agreement of such loan) unless all other E.ON Loans with earlier Initial Termination Dates have previously been repaid. In addition to each amount required to be applied to repay E.ON Loans pursuant to Sections 5.03(a), (b) or (c) MEMC shall pay accrued interest to the date of such repayment on the principal amount repaid. MEMC shall not be required to pay any amounts under Section 9.04(c) in connection with any loans repaid pursuant to Sections 5.03(a), (b) or (c).

ARTICLE VI
COLLATERAL REPORTING AND COVENANTS

SECTION 6.01. Collateral Reporting. The Borrowers shall provide the Agent with the following documents in form satisfactory to the Agent: (a) on a regular basis as required by the Agent, a schedule of Receivables; (b) on a monthly basis or more frequently as the Agent may reasonably request (i) aging of accounts receivable and (ii) reports for each classification of Eligible Inventory showing outstanding balances and changes from prior months.

SECTION 6.02. Receivables Covenants. (a) Each Borrower shall notify the Agent promptly of (i) the assertion of any material claims, offsets, defenses or counterclaims by any account debtor of an Eligible Receivable (other than chargebacks and setoffs in the ordinary course of business consistent with past practices and policies) or any material disputes with any of such persons or any settlement, adjustment or compromise thereof and (ii) all material adverse information relating to the financial condition of any account debtor of an Eligible Receivable. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except in the ordinary course of such Borrowers' business in accordance with its most recent past practices and policies. So long as no Event of Default exists or has occurred and is continuing, the applicable Borrower shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, in accordance with past practices. At any time that an Event of Default exists or has occurred and is continuing, the Agent on behalf of the Lenders shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) With respect to each Eligible Receivable: (i) the amounts shown on any invoice delivered to the Agent or schedule thereof delivered to the Agent shall be true and complete, (ii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, except as reported to the Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of the Borrower's business in accordance with the Borrower's past practices and policies, (iii) there shall be no material setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to the Agent in accordance with the terms of this Agreement, (iv) none of the transactions giving rise thereto will violate any applicable State or Federal Laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in all material respects in accordance with its terms

(c) The Agent shall have the right at any time or times after prior notice to the Borrowers that the Agent will be contacting account debtors (but without having to specify any particular account debtor that may be contacted), in the Agent's or Lenders' name, to verify the validity, amount or any other matter relating to any Receivables or by mail, telephone, facsimile transmission or otherwise.

SECTION 6.03. Inventory Covenants. With respect to the Eligible Inventory: (a) the Borrowers shall at all times maintain inventory records reasonably satisfactory to the Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Eligible Inventory, the Borrowers' costs therefor and monthly withdrawals therefrom and additions thereto; (b) the Borrowers shall conduct a physical count of the Eligible Inventory once every fiscal year, but at any time or times as the Lenders may requests on or after an Event of Default occurs and is continuing, and promptly following such physical inventory shall supply the Agent with a report in the form and with such specificity as may be reasonably satisfactory to the Agent concerning such physical count; (c) the Borrowers shall not remove any Eligible Inventory from the locations set forth or permitted herein, without the prior written consent of the Lenders, except for sales of Eligible Inventory in the ordinary course of the Borrowers' business and except to move Eligible Inventory directly from one location set forth or permitted herein to another such location; (d) the Borrowers shall produce, use, store and maintain the monthly Eligible Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws; (e) the Borrowers assume all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Eligible Inventory; (f) the Borrowers shall not sell Eligible Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate the Borrowers to repurchase such Eligible Inventory; and (g) the Borrowers shall keep the Eligible Inventory in good and marketable condition. The Borrowers agree that, at the Borrowers' expense and upon request of the Lenders, a third party appraisal firm may be engaged to conduct an appraisal of the Borrower's Inventory. The Borrowers agree to cooperate with any such appraisal firm in connection therewith; provided, that such third party appraisal firm shall sign a confidentiality agreement reasonably acceptable to the Borrowers.

ARTICLE VII
EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

(a) the Borrowers shall fail to pay (i) any principal of any Advance when the same becomes due and payable or (ii) any interest on any Advance or any other amount payable under this Agreement or any Note within ten days from the date the same becomes due and payable; or

(b) any representation or warranty made by either Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) either Borrower shall fail to perform or observe any term, covenant or agreement contained in subsection (c) of Section 5.01 or in Section 5.02, or (ii) either Borrower shall fail to perform or observe any other term, covenant or agreement contained in any of the Loan Documents on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to such Borrower by the Agent or any Lender; or

(d) either Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $5,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) either Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or either Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this Section 7.01(e);

(f) any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against either Borrower or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) any Loan Document shall cease to be in full force and effect, or the Security Agreement or Pledge Agreement shall cease to give the Agent for the benefit of the Lenders, the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Security Agreement Collateral or Pledge Agreement Collateral, as applicable, in favor of the Agent for the benefit of the Lenders, superior to and prior to the rights of all third Persons, and subject to no other Liens (except Permitted Liens));

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Lenders, by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII
THE AGENT

SECTION 8.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement, the Security Agreement and the Pledge Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement, the Security Agreement or the Pledge Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 8.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, the Security Agreement or the Pledge Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (a) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (b) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrowers or to inspect the property (including the books and records) of either Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03. E.ON. With respect to its Commitment, the Advance made by it and the Note issued to it, E.ON shall have the same rights and powers under this Agreement, the Security Agreement and the Pledge Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include E.ON in its individual capacity.

SECTION 8.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them (or if no Notes are at the time outstanding or if any Notes are held by Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrowers.

SECTION 8.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the all of the Lenders. Upon any such resignation or removal, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any state thereof and having a long-term senior unsecured debt rating by S&P of "A" or better. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the any other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 9.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under any of the Loan Documents.

SECTION 9.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to MEMC, at its address at 501 Pearl Drive, St. Peters, Missouri 63376, Attention: Treasurer (telecopier number (636) 474-5158); if to MEMC Pasadena, at its address at 3000 N. South Street, Pasadena, Texas 77503, Attention: President (telecopier number (713) 740-1410); if to the Initial Lender or the Agent, at E.ON-Platz 1, D-40479 Düsseldorf, Germany, Attention: Corporate Finance (telecopier number 49 211 4579 354), with a copy to E.ON North America, Inc., 405 Lexington Avenue, New York, NY 10174, Attention: President (telecopier number (212) 557-5189); if to any other Lender or any Bank, at its Eurodollar Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when received by the party to whom such notice is addressed, except that notices and communications pursuant to Section 2.06 shall not be effective until confirmed in writing by the party to whom such notice is addressed. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of any of the Loan Documents or of any Schedule or Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) Each Borrower agrees to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, modification and amendment of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. Each Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any of the Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) Each Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by either Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. Each Borrower also agrees not to assert any claim against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of any Advance is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment pursuant to Section 2.08(a), acceleration of the maturity of the Notes pursuant to Section 7.01 or for any other reason, the Borrowers shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.09, 2.12 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Setoff. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 7.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrowers after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender and its Affiliates under this Section 9.05 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrowers, the Agent and the Initial Lender and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and the Initial Lender and their respective successors and assigns, except that the Borrowers shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07. Assignments and Participations. (a) Each Lender may assign to one or more Persons all or a portion of its rights and obligations under Loan Documents (including, without limitation, all or a portion of its Commitment, the Advance owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 or an integral multiple of $500,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the Security Agreement and the Pledge Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement, the Security Agreement and the Pledge Agreement as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) The Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Within five Business Days after its receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrowers or any of their Affiliates) in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of the Loan Documents, or any consent to any departure by the Borrowers therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender.

(g) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(h) In connection with the initial assignment or proposed initial assignment by the Initial Lender pursuant to this Section 9.07, the Borrowers shall, upon the request of the Initial Lender, furnish to the Initial Lender a favorable opinion of counsel for the Borrowers acceptable to the Initial Lender, in form and substance reasonably satisfactory to the Initial Lender.

SECTION 9.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of each Borrower, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then, in each case, only on a confidential and need-to-know basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

SECTION 9.09. Governing Law. The Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to the Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

ARTICLE X
JOINT AND SEVERAL OBLIGATIONS.

SECTION 10.01. Joint and Several Obligations. Each Borrower hereby agrees that such Borrower is jointly and severally liable for the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Agent and the Lenders by each other Borrower.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MEMC ELECTRONIC MATERIALS, INC., as Borrower

By /s/ James M. Stolze ______________________________________ Name:James M. Stolze Title: Executive Vice President and Chief Financial Officer

By /s/ Helene F. Hennelly ______________________________________ Name: Helene F. Hennelly Title: Corporate Vice President, General Counsel & Secretary

MEMC PASADENA, INC., as Borrower

By /s/ Jonathon P. Jansky _____________________________________ Name: Jonathon P. Jansky Title: Chairman of the Board

E.ON AG, as Agent

By /s/ Hans Gisbert Ulmke ________________________________________ Name: Hans Gisbert Ulmke Title: Executive Vice President

By /s/ Dr. Michael Bangert _________________________________________ Name: Dr. Michael Bangert Title: Vice President

Commitment Amount: $50,000,000

E.ON AG, as Initial Lender
By /s/ Hans Gisbert Ulmke ___________________________________ Name: Hans Gisbert Ulmke Title: Executive Vice President

By /s/ Dr. Michael Bangert ___________________________________ Name: Dr. Michael Bangert Title: Vice President

EXHIBIT A TO THE
REVOLVING CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

U. S. $____________________	Dated: __________________, ______

FOR VALUE RECEIVED, the undersigned, MEMC ELECTRONIC MATERIALS, INC. ("MEMC"), a Delaware corporation, and MEMC PASADENA, INC., a Delaware corporation (individually, a "Borrower", and together with MEMC, the "Borrowers") HEREBY JOINTLY AND SEVERALLY PROMISE TO PAY to the order of [NAME OF LENDER], a [JURISDICTION] corporation (the "Lender"), for its account on the Termination Date (as defined in the Credit Agreement referred to below) the principal SUM OF U.S.$[AMOUNT OF THE LENDER'S COMMITMENT IN FIGURES] or, if less, the principal amount of the Advances made by the Lender to the Borrowers pursuant to the Amended and Restated Revolving Credit Agreement, dated as of [DATE OF AGREEMENT], among the Borrowers and E.ON AG, as the Lender and as Agent (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of the Advances from the date of the Advances until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to E.ON AG, as Agent, at the Agent's Account, in same day funds. The Advances owing to the Lender by the Borrowers pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrowers from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrowers resulting from the Advances being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed by manual signature.

MEMC ELECTRONIC MATERIALS, INC.
By________________________________ Title:
By________________________________ Title:

MEMC PASADENA, INC.
By________________________________ Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B TO THE
REVOLVING CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

E.ON AG, as Agent for the Lenders parties to the Credit Agreement referred to below E.ON-Platz 1, D-40479 Düsseldorf Germany	[Date]
Attention:_______________________

Ladies and Gentlemen:

The undersigned, [MEMC ELECTRONIC MATERIALS, INC.] [MEMC PASADENA, INC.], refers to the Second Amended and Restated Revolving Credit Agreement, dated as of [DATE OF AGREEMENT] (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among MEMC ELECTRONIC MATERIALS, INC. ("MEMC"), a Delaware corporation, MEMC PASADENA, INC., a Delaware corporation, as borrowers (each, a "Borrower" and collectively, the "Borrowers"), and E.ON AG, a company formed under the laws of the Federal Republic of Germany, as Initial Lender and as Agent for the Lenders thereunder, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit Agreement:

(a) The Business Day of the Proposed Borrowing is _______________, ________.

(b) The initial Interest Period for each Advance made as part of the Proposed Borrowing is [one week] [one month] [two months] [three months].

(c) The aggregate amount of the Proposed Borrowing is $________________.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on and as of the date of the Proposed Borrowing:

(i) the representations and warranties of the Borrower contained in the Credit Agreement, in the Security Agreement and in the Pledge Agreement are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default;

(iii) after giving effect to such Proposed Borrowing, the aggregate amount of the requested Borrowing will not exceed an amount equal to the lesser of (i) when added to all outstanding Advances, the sum of (A) $30,000,000, (B) eighty-five (85%) percent of the net amount of Eligible Receivables and (C) forty (40%) percent of Eligible Inventory, less, in each case, any Availability Reserves (each of which is measured as of the end of the fourth Business Day immediately preceeding such Proposed Borrowing), and (ii) when added to the outstanding Advances made during the calendar month during which such Proposed Borrowing is made, will not exceed 110% of the aggregate projected cash requirements of MEMC for such month as set forth on the applicable Monthly Projected Cash Flow Statement;

(iv) all expenditures to be paid from proceeds of the Proposed Borrowing are reasonable and necessary for the conduct of the business of the Borrower; and

(v) in the reasonable judgment of the Borrower, the amount of such Proposed Borrowing is reasonably necessary for the Borrower to meet its liquidity requirements for the next ten (10) Business Days immediately following the date of the Proposed Borrowing (taking into account the liquidity needs of its Subsidiaries).

Very truly yours,
MEMC ELECTRONIC MATERIALS, INC.
By________________________________ Title:
MEMC PASADENA, INC.
By________________________________ Title:

EXHIBIT C TO THE
REVOLVING CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Second Amended and Restated Revolving Credit Agreement dated as of [DATE OF AGREEMENT] (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among MEMC ELECTRONIC MATERIALS, INC. ("MEMC"), a Delaware corporation, MEMC PASADENA, INC., a Delaware corporation, as borrowers (each, a "Borrower" and collectively, the "Borrowers"), and E.ON AG, a company formed under the laws of the Federal Republic of Germany, as Initial Lender and as Agent (the "Agent") for the Lenders thereunder (each as defined in the Credit Agreement). Terms defined in the Credit Agreement are used herein with the same meaning.

The "Assignor" and the "Assignee" referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) attaches the Note held by the Assignor and requests that the Agent exchange such Note for a new Note payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, respectively, as specified on Schedule 1 hereto.

3. The Assignee (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the Security Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) attaches any U.S. Internal Revenue Service forms required under Section 2.12 of the Credit Agreement.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by the Agent, as of the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Notes for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1
to
Assignment and Acceptance

Percentage interest assigned:	_______%
Assignee's Commitment:	$_______________
Aggregate outstanding principal amount of Advances assigned:	$_______________
Principal amount of Note payable to Assignee:	$_______________
Principal amount of Note payable to Assignor:	$_______________
Effective Date* : ___________________, _____

[NAME OF ASSIGNOR], as Assignor
By_______________________________ Title:

Date: ___________________, _____
[NAME OF ASSIGNEE], as Assignee
By_______________________________ Title:

Eurodollar Lending Office [ADDRESS]

Accepted this ______ day of _______________, ____
E.ON AG, as Agent
By_______________________________ Title:

By_______________________________ Title:

__________
*This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.